EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of February 7, 2020, is by and between (i) Lake Niassa Empreendimentos e Participações Ltda., a limited liability company duly organized under the laws of the Federative Republic of Brazil (the "Buyer") and (ii) Victor Santos (the "Seller").

WHEREAS, in connection with the transactions contemplated herein, the Buyer intends to exercise its call option rights under that certain Convertible Note Purchase and Call Option Agreement dated as of September 11, 2018, by and among Via Varejo S.A., a corporation organized under the laws of the Federative Republic of Brazil (the "Parent"), CarrierEQ, Inc., a Delaware corporation d/b/a/ Airfox (the "Company") and the Stockholders party thereto, as amended by that certain First Amendment to the Convertible Note Purchase and Call Option Agreement dated as of June 10, 2019 (the "Call Option Agreement"), to acquire 80% of the shares of issued and outstanding common stock (collectively, the "Company Stock") of the Company, on a fully diluted basis (the "Call Option Transaction"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Call Option Agreement; and

WHEREAS, the Seller and the Buyer desire to enter into this Agreement to provide the terms and conditions upon which the Seller will sell to the Buyer and the Buyer will acquire from the Seller 1,281,290 shares of common stock of the Company (the "Purchased Interest").

WHEREAS, in connection with the transactions described herein, on or about the date hereof, the Buyer has entered into additional stock purchase agreements (each of which provides an identical price per share for Company common stock (the "Per Share Price")), by and between the Buyer and the sellers listed in Schedule I attached hereto (collectively, the "Additional SPAs").

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Purchased Interest; Closing Date.

a. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will purchase, and the Seller will sell, the Purchased Interest, free and clear of all liens, for the aggregate amount of $ 3,357,841.80 (the "Purchase Price").

b. The closing of the transactions contemplated by this Agreement (the "Closing") will take place substantially simultaneously with the consummation of the Call Option Transaction, subject to the satisfaction or written waiver of all of the Closing Conditions set forth in Section 3, or on such date as the Buyer and the Seller agree in writing (the "Closing Date").

c. The Buyer will deliver to the Seller, by wire transfer of immediately available funds in U.S. Dollars, (i) thirty percent (30%) of the Purchase Price on the Closing Date and (ii) the balance of the Purchase Price (the "Balance") including any Interest (as

defined below) on the date that is the one (1) year anniversary of Closing (the "Balance Due Date"). Interest shall accrue on the Balance at an annual interest rate equal to U.S. Treasury Bonds having a remaining time to maturity of six (6) months (the "Interest"). Notwithstanding the immediately above, the Balance shall be accelerated and become due and payable (along with any Interest accrued to date) immediately if, and on the date (the "Balance Accelerated Date"), any of the following events occurs: (i) the Company or its affiliates terminate, without Cause, either (X) the Employment Agreement (as defined below) or (Y) Seller's employment thereunder, (ii) the Parent ceases to indirectly own at least 50% (fifty percent) of the Company's total and outstanding shares; (iii) a sale of all or substantially all of the Company's assets to a third party which is not an affiliate of the Parent, (iv) the death, disability or mental incapacity of the Seller, (v) the Parent, the Company or any of their affiliates commences a formal judicial or administrative action against the Seller related to the transactions contemplated by this Agreement or the Call Option Agreement; (vi) the Company commits a material breach under the Employment Agreement; or (vii) the Buyer or the Parent (A) becomes insolvent or generally unable to pay, or fails to pay, its debts as they become due, (B) files or has been filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any bankruptcy or insolvency law, (C) makes or seeks to make a general assignment for the benefit of its creditors, or (D) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. For purposes of this Agreement, including its Schedule III, "Cause" shall mean: Seller's (i) willful failure to perform its duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iii) embezzlement, misappropriation, or fraud, whether or not related to the Seller's employment with the Company; (iv) conviction of or plea of guilty or *nolo contendere* to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) Seller's willful unauthorized disclosure of Confidential Information, as defined in the Employment Agreement; or (vi) material breach of any of the Seller's material obligations under this Agreement or the Employment Agreement not cured by the Seller within thirty (30) days after written notice thereof to the Seller; provided that, for purposes of this definition, no act or failure to act on the part of the Seller shall be considered "willful" unless it is done, or omitted to be done, by the Seller in bad faith or without reasonable belief that its action or omission was in the best interests of the Company.

d. If the Balance is not fully paid by the Balance Due Date or Balance Accelerated Date, as applicable, the outstanding Balance will accrue additional interest from the Balance Due Date or Balance Accelerated Date until fully paid, at the rate of one percent (1%) plus the Interest per month (the "Additional Interest"). For the avoidance of doubt, Interest accrued according to this subclause (d) is in addition to any other remedies allowed by applicable law.

e. The Buyer's payment pursuant to this Section 1 shall be irrevocably and unconditionally guaranteed by a promissory note issued by the Parent and in favor of the Seller (the "Note"), in the form set forth in Schedule II attached hereto. The Note will

constitute an independent and separate obligation of the Parent as a primary obligor and not merely as a surety to Seller and its successors and will subject the Parent for the full and punctual payment when due, whether by acceleration or otherwise, of all payment obligations under the Note.

2. Closing Deliverable. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer instruments of transfer, in customary form reasonably acceptable to the Buyer, to effect the transfer of the Purchased Interests from the Seller to the Buyer.

3. Closing Conditions.

a. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

i. the representations and warranties of the Seller in Section 4 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

ii. consummation of the Call Option Transaction and the transactions contemplated by the Additional SPAs;

iii. the Board of Directors of the Parent shall have approved consummation of the transactions contemplated herein;

iv. the Seller shall have delivered to the Buyer an executed counterpart to an employment agreement by and between the Company and the Seller (the "Employment Agreement") substantially consistent with the terms provided on Schedule III attached hereto; and

v. delivery of the Purchased Interest to the Buyer.

b. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

i. the representations and warranties of the Buyer in Section 5 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

ii. the Parent's execution and delivery of the Note;

iii. delivery by the Buyer of copies of all corporate documents that are necessary to evidence the appropriate corporate authorizations of the Buyer and the Parent to execute this Agreement and the Note, respectively; and

iv. receipt of the Purchase Price in accordance with Section 1(c).

4. Representations and Warranties of the Seller.

In connection with the purchase and sale of the Purchased Interest hereunder, the Seller hereby represents and warrants to the Buyer as follows:

a. he (i) is the sole beneficial owner, and holds of record and has good and valid title to, all of the Purchased Interest free and clear of any liens (other than any restrictions on the transferability of securities arising under federal and state securities laws or the Company's organizational or governing documents); and (ii) does not own, of record or beneficially, any shares of capital stock of the Company other than the Purchased Interest;

b. the execution, delivery and performance by the Seller and the transfer of the Purchased Interest to the Buyer in accordance with the terms hereof are within the Seller's full power and authority;

c. this Agreement has been duly executed and delivered by the Seller, and, upon payment of the Purchase Price pursuant to Section 1(b), the Purchased Interest will have been validly transferred to the Buyer in accordance with the terms hereof;

d. this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms subject to applicable laws and to the general principles of equity, and the execution, delivery and performance of this Agreement by the Seller will not, with or without the giving of notice or lapse of time or both, violate any applicable laws, except where such violation, conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Seller's ability to satisfy its obligations under this Agreement or any other agreement to which the Seller is a party;

e. the Seller has reviewed this Agreement in its entirety, and has had an opportunity to obtain the advice of counsel (other than Skadden Arps Slate Meagher & Flom LLP and Frost Brown Todd LLC, each of whom the Seller acknowledges and agrees represent the Company and not the Seller in his individual capacity) prior to executing this Agreement and fully understands all provisions referenced herein; and

f. the Seller acknowledges that the Buyer will rely upon the accuracy and truth of the representations in this Section 4 and hereby consents to such reliance.

5. Representations and Warranties of the Buyer.

In connection with the purchase and sale of the Purchased Interest hereunder, the Buyer hereby represents and warrants to the Seller as follows:

a. the execution, delivery and performance by the Buyer and its acquisition of the Purchased Interest in accordance with the terms hereof are within the Buyer's full power and authority, and the Buyer has taken or will make reasonable efforts to take all company actions as necessary for the execution, delivery and performance by the Buyer of this Agreement;

b. this Agreement has been duly executed and delivered by the Buyer;

c. this Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms subject to applicable laws and to the general principles of equity, and the execution, delivery and performance of this Agreement by the Buyer will not, with or without the giving of notice or lapse of time, or both (i) violate any applicable laws or (ii) conflict with, or result in a breach or default under, any term or condition of the Buyer's governing documents, except where such violation, conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Buyer's ability to satisfy its obligations under this Agreement;

d. upon the execution and delivery of the Note by the Parent:

i. the execution, delivery and performance by the Parent of the Note is within the Parent's full power and authority, and the Parent has taken or will make reasonable efforts to take all company actions as necessary for the execution, delivery and performance by the Parent of the Note in accordance with its specific terms;

ii. the Note will have been duly executed and delivered by the Parent; and

iii. the Note constitutes the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with its terms subject to applicable laws and to the general principles of equity, and the execution, delivery and performance of the Note by the Buyer will not, with or without the giving of notice or lapse of time, or both (A) violate any applicable laws or (B) conflict with, or result in a breach or default under, any term or condition of the Parent's governing documents, except where such violation, conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Parent's ability to satisfy its obligations under the Note, including making any payments of the Balance or the Interest as contemplated by the Note;

e. the Buyer is: (i) an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and (ii) acquiring the Purchased Interest solely for its own account, for investment purposes only, and not with a view to the resale or distribution thereof;

f. the Buyer understands and agrees that (i) neither the Purchased Interest nor the Company Stock have been registered under the Securities Act or any other state securities laws and (ii) both the Purchased Interest and the Company Stock constitute "restricted securities" under U.S. federal and state securities laws; and

g. the Seller acknowledges that the Buyer will rely upon the accuracy and truth of the representations in this Section 5 and hereby consents to such reliance.

6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by email if confirmation is available or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the signature pages attached hereto. Any notice under this Agreement will be deemed to have been given when so delivered or sent.

7. Employment Agreement

The Buyer, its affiliates and any of their representatives shall negotiate the terms of the Employment Agreement with the Seller in good faith. The terms of the Employment Agreement shall be substantially consistent with the terms provided on Schedule III attached hereto.

8. No Transfers.

Except as provided hereunder, the Seller agrees not to, prior to the Closing or the termination of this Agreement, directly or indirectly, transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to, agree to or permit any such transfer of, any or all of the Purchased Interest or any interest therein, or create or permit to exist any liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Purchased Interest that would prevent the Seller from transferring the Purchased Interest in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable law on any such Purchased Interest.

9. Short Form Merger

The Buyer covenants and agrees that, following the Call Option Transaction and the Closing, the Buyer and its affiliates shall use commercially reasonable efforts to effectuate a short form merger as promptly as practicable after the Call Option Transaction and Closing at the Per Share Price.

10. General Provisions.

a. Termination. This Agreement shall automatically terminate in its entirety if all of the conditions set forth in Section 3 have not been satisfied, within 60 days after the date hereof. In the event of termination of this Agreement, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

b. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

c. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Buyer, the Seller and their respective successors, assigns, heirs and personal representatives (including subsequent holders of the Purchased Interest).

d. Choice of Law; Venue. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws or choice of law of the State of New York or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of New York. The parties herby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement

e. Specific Performance. The Buyer and the Seller acknowledge and agree that each would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties hereto agree that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties to this Agreement and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

f. Entire Agreement. This Agreement contains the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

g. Remedies. Neither the Buyer, the Company, the Parent or any of their respective affiliates shall have any claim against the Purchase Price or amounts due and owing under the Note (if any), including any right to set off the Purchase Price or amounts due and owing under the Note (if any) against amounts which may be due and owing any of the Buyer, the Company, the Parent or any of their respective affiliates by the Seller or any other person, whether pursuant to the Employment Agreement, the Call Option Agreement, the Additional SPAs, this Agreement or otherwise. In no event shall the Purchase Price or amounts due and owing under the Note (if any) be used to satisfy any liabilities of the Seller or any other person to any of the Buyer, the Company, the Parent or any of their respective affiliates whether under the Employment Agreement, the Call Option Agreement, the Additional SPAs, this Agreement or otherwise. For the avoidance of doubt, the Purchase Price and amounts due and owing under the Note (if any) shall remain due and payable to the Seller in accordance with Section 1(c) notwithstanding (i) any default by the Seller under the Employment Agreement or its termination, whether for cause or otherwise, by the Buyer or any of its affiliates or (ii) any default by any Person (including the Seller) of its obligations under the Call Option Agreement or any of the documents contemplated thereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

BUYER:

Lake Niassa Empreendimentos e Participações Ltda.

By: ______________________________
Name:
Title:
Address:
Email:

SELLER:

VICTOR SANTOS

____
Address: CEO
Email: victor@airfox.com

[Signature Page to Stock Purchase Agreement]

Schedule I

Sellers pursuant to the Additional SPAs

Victor Santos

Chris Mclean

Tekoa Capital LLC

Winsten Limited

Emanuel Moecklin

Douglas Lopes

Andrew Wang

Schedule II

Promissory Note

Attached.

PROMISSORY NOTE

PRINCIPAL AMOUNT: $[___]

Note No.: [___]

DATE: [___], 2020

As consideration for [___] (the "Seller") entering into the Stock Purchase Agreement dated as of [__], by and between (i) Lake Niassa Empreendimentos e Participações Ltda., a limited liability company duly organized under the laws of the Federative Republic of Brazil (the "Buyer") and (ii) the Seller (the "Stock Purchase Agreement"), the undersigned, **VIA VAREJO S.A.**, a corporation organized under the laws of the Federative Republic of Brazil (the "Guarantor"), hereby irrevocably and unconditionally promises to pay the principal amount of this Note in U.S. dollars, together with all unpaid Interest and Additional Interest accrued pursuant to Section 1(c) and Section 1(d) of the Stock Purchase Agreement (collectively, the "Balance") via wire transfer as directed by the Seller. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Stock Purchase Agreement.

Upon the Buyer's failure to satisfy its payment obligations under the Stock Purchase Agreement on either the (i) Balance Due Date or (ii) Balance Accelerated Date, the entire Balance along with all costs, expenses and fees (including reasonable and documentable fees and expenses of counsel) incurred by the Seller in any action, suit or proceeding in connection with the enforcement or protection of the Seller's rights under this Note or the right to receive the Balance under the Stock Purchase Agreement (collectively, the "Guaranteed Obligations") under this Promissory Note (this "Note") shall immediately become due and payable, and the Guarantor shall immediately pay to the Seller all amounts due and payable with respect to this Note.

The Guarantor acknowledges and agrees that this Note is a guaranty of payment in full of the Guaranteed Obligations and is absolute. The Guarantor further acknowledges and agrees that the Seller need not (a) exercise any of its rights under the Stock Purchase Agreement or (b) attempt to collect any Guaranteed Obligations from the Buyer or any other person.

The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with this Note and the Stock Purchase Agreement. The Guarantor's obligations under this Note are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Buyer or the Guarantor may be joined in any such action or actions. The Guarantor's obligations under this Note constitute a primary obligation and not a contract of surety, and to the extent permitted by law, shall be irrevocable, continuing, absolute and unconditional. The Guarantor hereby irrevocably waives any defenses (collectively, the "Waiver") it may now or hereafter have in any way relating to any or all of the following:

a. Any lack of enforceability of the Guaranteed Obligations, the Stock Purchase Agreement, this Note or any agreement or instrument relating to the forgoing;

b. Any change in the time, manner or place of payment of, or in any other term of the Stock Purchase Agreement or this Note, or any other amendment or waiver of, or any consent to depart from, the terms of the Stock Purchase Agreement or this Note, including any increase in the Guaranteed Obligations;

c. Promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Note; and

d. The Guarantor hereby unconditionally and irrevocably waives any right to revoke the guaranty evidenced by this Note and acknowledges that such guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations.

The Guarantor acknowledges that (i) it waives, to the fullest extent permitted by law, any presentation by the Seller to, demand of payment from the Seller, or protest by the Seller to Buyer, including notice of protest for nonpayment, and (ii) its obligations hereunder shall not be affected by the failure of the Seller to assert any claim or demand or to enforce any right or remedy against the Buyer (whether pursuant to this Agreement or the Employment Agreement) or any change in the ownership of the Guarantor, and the Guarantor waives any benefits to which it is entitled under Articles 333, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code, and Article 794 of the Brazilian Code of Civil Procedure, and (iii) its obligations under this Note shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the payments obligations under this Note, the Stock Purchase Agreement or otherwise.

Notwithstanding anything herein to the contrary, the Seller and the Guarantor irrevocably and unconditionally agree and acknowledge that:

a. This Note may be enforced immediately at any time (and without the need to provide any notice of nonpayment or otherwise to the Buyer or any other person (including any presentation to, demand of payment from or protest to the Buyer or any other person) upon the Buyer's failure to perform its obligations under the Stock Purchase Agreement to pay the Balance; provided, that any payment of the Balance by the Buyer shall be applied to the Guaranteed Obligations, first to unpaid Interest and Additional Interest accrued and second to the principal amount of this Note;
b. This Note is issued only as a guaranty in accordance to Section 1(e) of the Stock Purchase Agreement and delivered in connection with the transactions contemplated thereby. The Guarantor shall not have any obligation or liability to any person relating to, arising out of or in connection with this Note, the Stock Purchase Agreement or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein or therein;
c. Except for the Seller, any Permitted Assignee (as defined below) or any person to whom the Seller has assigned its rights hereunder with the Guarantor's prior consent, the Guarantor will not have any obligation or liability to any person, in each case, in respect of any breaches, losses, damages, liabilities or obligations

arising under, or in connection with this Note, the Stock Purchase Agreement or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, including in respect of any oral representations made or alleged to be made in connection herewith or therewith;

d. Neither the Seller nor any other person shall have any remedy, recourse or right of recovery under this Note against any current, former or prospective shareholder, officer, director, agent, employee or affiliate (other than the Buyer) of the Guarantor (any of the foregoing persons, an "***Excluded Person***"), whether through the Guarantor, the Buyer, or otherwise, by or through attempted piercing of the corporate veil or through any other claim. All claims of any such obligation against any Excluded Person under this Note are hereby expressly released and waived by the Seller; and

e. Each of the Guarantor and the Seller shall be responsible for its own costs and expenses (including attorney's fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Note. Notwithstanding the forgoing, the Guarantor acknowledges and agrees that it shall be solely responsible for any fees, taxes or charges (whether imposed in connection with the conversion of currency into U.S. dollars or the transfer, wiring or delivery of funds to the Seller) associated with the payment of any amounts to the Seller pursuant to this Note.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Guarantor and the Seller. Except with the prior consent of the Guarantor and the Seller, neither this Note nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantor or the Seller to any other person; provided, however, that the Seller's rights hereunder shall automatically inure to the benefit of, and be enforceable by, by the Seller and each of his respective successors, heirs and personal representatives (each a "Permitted Assignee").

This Note shall terminate on the date on which the Buyer or the Guarantor has indefeasibly satisfied in full in United States Dollars all of the Guaranteed Obligations (other than contingent obligations).

This Note shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law principles that would cause the law of another jurisdiction to apply. The parties hereto hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Via Varejo S.A.

By:____________________________

Name:

Title:

Schedule III

Key Employment Terms

Attached.

Schedule III

to the Stock Purchase Agreement dated February 7, 2020

Key Terms of Employment Agreement

VICTOR SANTOS ("Employee")

1. **Position:** Chief Strategy Officer (CSO).

2. **Term:** 2 years, renewable for 1 additional year by mutual written agreement.

3. **Job description**

3.1. **Main responsibilities:**

i. Lead the development of the strategic plan/framework for the Company, and the detailed short-term and long-term operating plan, while adhering to direction set by the parent company. This includes formalizing and leading the strategic planning process, focusing on long-term trends and outlook, and competitive intelligence;

ii. Facilitate the execution of the strategy by working collaboratively with the other executive team members. Ensure that strategic actions are completed at various levels to achieve desired results;

iii. Ensure that reasonably appropriate metrics (KPI´s) are in place to measure performance and progress towards strategic goals;

iv. Act as a key advisor to CEO on critical changes in the competitive landscape, global marketplace and external business environment;

v. Engage external business and industry experts to learn and influence business strategies, remaining alert and forward-thinking about opportunities and risks in the industry;

vi. Lead the development and implementation of consistent practices and strategic frameworks;

vii. Oversee the development and implementation of a knowledge management infrastructure and lead in the management of organizational knowledge as a strategic asset to further the Company's goals;

viii. Lead the Company's approach to measurement and evaluation with a focus on the creation of an organizational dashboard for impact and organizational effectiveness;

ix. Oversee the UX, product analytics and product marketing departments, leading to the overall efficiency of the product management department;

x. Be a mentor for key product management personnel, encouraging improvement in their professional skills and offering assistance in their duties;

xi. Help shape product development and form a bridge between the Company and its clients by assessing consumer needs and determining which types of products are likely to experience high demand;

xii. Lead the transformation of product ideas from their most formidable stages into actionable concepts, timelines, and projects while maintaining a serious consideration of the financial implications, marketing needs, and the overall objectives of the business;

xiii. Make recommendations about product development, user experience and related strategies that are intended to ensure the Company increases revenue through sales of the products that are developed;

xiv. Responsible for the creation of a long-term business culture and Mode of Operation (MO);

xv. Along with Douglas Lopes, responsible for compliance with the SEC, including the timely preparation, execution and filing (in coordination with Via Varejo) of financial statements and/or any other formal periodic reports and forms as required under applicable law;

xvi. ICO/Airtokens: Along with Douglas Lopes, responsible for (i) overseeing resolution/settlement of any current or future AirToken related claim, (including the Airtoken rescission claims), in the best interest of the Company and in compliance with the SEC and applicable law; (ii) the potential planning and implementation of the AirToken deregistration with the SEC; (iii) developing functionality to the Airtoken, considering the Company´s business plan and strategy and aiming to mitigate material risk.

3.2. **Time dedication:** full-time dedication (business hours) exclusively for the Company.

4. **Workplace:** Boston, MA.

5. **Annual Base Salary:** USD 200,000.00 plus guaranteed annual bonus payments as contemplated by Item 6(ii) and (iii) below to be paid in equal monthly or bi-monthly installments over 12 months.

6. **Annual Bonus:** US$ 500,000.00 annually, for years 1 – 3[1] (target), when 100% of the KPIs below are accomplished.

i. The Annual Bonus shall be paid by the end of February of the following year.

ii. For year 1, 12% of the target guaranteed and incorporated to the Annual Base Salary monthly.

---

[1] As mentioned in item 2 above, the Employment Agreement shall have a 2-year term and be renewable for 1 additional year by mutual written agreement. If renewed for the third year, the agreement shall have its KPIs recalibrated. In case there is an important change in the business or the condition of the Company at any time, KPIs may be recalibrated if mutually agreed by the parties.

iii. For years 2 and 3, 1/3 of the target guaranteed, and incorporated to the Annual Base Salary monthly.

iv. the achievement of the KPIs listed in the table below will be measured according to the following rules:

(a) It may be increased up to the maximum of 166,6% or decreased in case the KPIs stay below 100%, according to the tables below, respected the minimum guaranteed according to items 6.(ii) and 6.(iii) above;

(b) KPIs will be measured monthly in a relevant year, through a simple average of all months, excluding the best and the worst month; except that, for measurement of Year 1 of KPI n. 3.(ii) (Digital CDC Adhesion – % of CDC Installments paid through banQi), the average will be calculated for the last 4 months of the calendar year;

(c) Year 1 will begin on February 1st , 2020 and end on December 31st, 2020:

KPI Indicator:	**Year 1**	**Year 2**	**Year 3**
1. Average cost of user acquisition: (as adjusted by the budget provided for banQi) a. <u>Objective</u>: promote the conversion of new active users of the banQi app through actions as "viralization", referral procedure, member get member and direct incentives for the promotion of new accounts (for users, sellers, store promoters etc.). b. <u>How to measure</u>: "Total cost of customer acquisition" divided by "Number of new active users" in the same period. "<u>Total cost of customer acquisition</u>": all Company direct out-of-pocket costs (exclusive of any costs incurred or paid by Parent) related to customer acquisition, in a given period, including referral incentive, salesforce commission/incentive, deposit incentive, marketing campaign and media expenditure designed only to attract new customers (such as store promoters, trade marketing material, digital influencers, etc.) and any other direct costs. For the avoidance of doubt, it does not include any cost related to pre-paid card emission/delivery, marketing agency, sponsorships, marketing material of general purpose, salesforce uniforms or any retention incentive. "<u>Number of new active users</u>": new users in a given period that have activated accounts by making at least one deposit (or any other activity necessary to be eligible for the new user incentive).	Weight 30%	Weight 20%	

c. <u>Note</u>: a depreciation criteria should be applied for the realized investment.			

Average cost of user acquisition:

Accomplishment (%)	Average Cost of Customer Acquisition (R$ for each new user activated)	
	Year 1	**Year 2**
166%	10,2	9,2
160%	12,0	10,8
150%	15,0	13,5
140%	18,0	16,2
130%	21,0	18,9
120%	24,0	21,6
110%	27,0	24,3
100%	30,0	27,0
90%	33,0	29,7
80%	36,0	32,4
70%	39,0	35,1
60%	42,0	37,8
50%	45,0	40,5
40%	48,0	43,2
30%	51,0	45,9
20%	54,0	48,6
10%	57,0	51,3
0%	60,0	54,0

2. Recurrence a. <u>Objective</u>: the app should be a reference to users and that users frequently access the app. b. <u>How to measure</u>: "Total number of activities executed through the app" divided by "Number of active users" in the same period. "<u>Total number of activities executed through the app</u>": includes all activities available in the app, independent from the fact that the activity generates revenue or cost to the Company, including, but not limited to, peer to peer transfer, deposit, withdrawn, payments or any other service provided by the app (such as merchant or service marketplace, news, hints/tips, etc.). For the avoidance of doubt, it does not include (i) any activities	Weight 50%	Weight 60%	

related to CDC usage and simply checking the balance of the account; (ii) any fraudulent activities; and (iii) any activities performed through automated script (*i.e.*, robot access). "Number of active users": customers who have performed at least one activity in a given period (currently in the last 90 days).			

Recurrence

Accomplishment (%)	Total number of activities executed through the app / Number of active users	
	Year 1	**Year 2**
166%	11,6	23,2
160%	11,2	22,4
150%	10,5	21,0
140%	9,8	19,6
130%	9,1	18,2
120%	8,4	16,8
110%	7,7	15,4
100%	7,0	14,0
90%	6,3	12,6
80%	5,6	11,2
70%	4,9	9,8
60%	4,2	8,4
50%	3,5	7,0
40%	2,8	5,6
30%	2,1	4,2
20%	1,4	2,8
10%	0,7	1,4
0%	0,0	0,0

3. Digital CDC adhesion (% of the CDC installments paid through the app) a. Objective: the app should be relevant for CDC clients and enhance the costumer experience of the CDC client. This KPI will be measured as follows: (i) new CDC adhesion with an active account opened at banQi within 30 days of adhesion (40%);	Weight 20%	Weight 10%	

(ii) percentage of CDC installments paid through banQi (60%). b. How to measure: b.(i). New CDC adhesion: "Total number of CPFs that has generated a new CDC that has added the new CDC contract to the CDC feature in their banQi account" in a given period divided by "Total number of CPFs that has generated a new CDC" in the same period. "Total number of CPFs that has generated a new CDC that has added the new CDC contract to the CDC feature in their banQi account": number of unique CPFs with an active banQi account that has added the new CDC contract to the CDC feature in their banQi account until 30 days the new CDC contract was generated. "Total number of CPFs that has generated a new CDC": total number of unique CPF that has signed a new CDC contract in a given period. b.(ii). CDC installments paid through banQi: "Total number of CDC installments paid through banQi" in a given period divided by "Total number of CDC installments paid" in the same given period. "Total number CDC installments paid through banQi": number of CDC installments paid through the app. "Total number CDC installments paid": number of CDC installments paid through any channel (app, store, bank, internet banking, etc.).			

Digital CDC adhesion

(i) New CDC adhesion with an active account opened at banQi within 30 days of adhesion (40%)

Accomplishment (%)	Digital CDC adhesion	
	Year 1	**Year 2**
166%	41,5%	83,0%

(ii) Percentage of CDC installments paid through banQi (60%)

Accomplishment (%)	Digital CDC adhesion	
	Year 1	**Year 2**
166%	20,8%	33,2%

160%	40,0%	80,0%
150%	37,5%	75,0%
140%	35,0%	70,0%
130%	32,5%	65,0%
120%	30,0%	60,0%
110%	27,5%	55,0%
100%	25,0%	50,0%
90%	22,5%	45,0%
80%	20,0%	40,0%
70%	17,5%	35,0%
60%	15,0%	30,0%
50%	12,5%	25,0%
40%	10,0%	20,0%
30%	7,5%	15,0%
20%	5,0%	10,0%
10%	2,5%	5,0%
0%	0,0%	0,0%

160%	20,0%	32,0%
150%	18,8%	30,0%
140%	17,5%	28,0%
130%	16,3%	26,0%
120%	15,0%	24,0%
110%	13,8%	22,0%
100%	12,5%	20,0%
90%	11,3%	18,0%
80%	10,0%	16,0%
70%	8,8%	14,0%
60%	7,5%	12,0%
50%	6,3%	10,0%
40%	5,0%	8,0%
30%	3,8%	6,0%
20%	2,5%	4,0%
10%	1,3%	2,0%
0%	0,0%	0,0%

4. Net revenue % / Total Payment Volume (business profitability indicator) a. Objective: guarantee the financial sustainability of the Company. b. How to measure: "Total net revenue" generated in a given period divided by "Total Payment Volume" in the same given period. "Total net revenue": net revenue generated by the Company directly related to the app (which includes but is not limited to, commissions, interchange, float, interest, marketplace take rate, etc.). "Total Payment Volume": the value of payments (pre-paid, debit and credit card, withdrawals, bank transfer, any type of services acquisition, etc.), net of payment reversals, successfully completed through the platform. c. Note: (i) to be determined in the second semester of year 1; (ii) for purposes of this indicator, the determined Net Revenue/TPV for year 2019 was 0.35% and the forecast Net Revenue/TPV for year 2020 is 2.7%.		Weight 10%	

5. KPI to be defined by Via Varejo Objective: an indicator to measure the alignment of the Company and its Employees with the objective of bringing competitiveness to the retail business of Via Varejo, by identifying and proposing new trends and innovation opportunities. Note: to be discussed and defined in the second semester of year 2.			To be defined

v. Adjustment of Annual Bonus: In case any of Jerry Harris, Tiago Passinato, Tibor Mirkovic, Luke Bayas, Ken Kan, and/or Mark Michelman, Company US based strategic employees/executives ("Super Team") leave the Company (except for any termination for Cause, as defined in item iv.(a) below), Annual Bonus shall be reduced, as follows, provided that Via Varejo may, at its sole discretion, waive such condition, in a case by case basis:

Number of strategic employees/executives that leave the Company in the current year	% of Reduction on Annual Bonus – Year 1	% of Reduction on Annual Bonus – Year 2 (non- cumulative with previous year)	% of Reduction on Annual Bonus – Year 3 (non- cumulative with previous years)
1	0%	0%	0%
2	2.0%	0%	0%
3	4.0%	2.0%	0%
4	6.0%	4.0%	2.0%
5	8.0%	6.0%	4.0%
6	10.0%	8.0%	6.0%
7	12.0%	10.0%	8.0%
8	14.0%	12.0%	10.0%

(a) For purposes of this Schedule III and the Employment Agreement, "**Cause**" means Employee's (i) willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iii) embezzlement, misappropriation, or fraud, whether or not related to the Employee's employment with the Company; (iv) conviction of or plea of guilty or *nolo contendere* to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) Employee's willful unauthorized disclosure of Confidential Information, as defined in the Employment Agreement; or (vi) material breach of any of the

Employee's material obligations under the Stock Purchase Agreement celebrated with Lake Niassa Empreendimentos e Participações Ltda. on February 7th, 2020 or under the Employment Agreement not cured by Employee within 30 days after written notice from the Comapny; provided that, for purposes of this definition, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that its action or omission was in the best interests of the Company.

vi. For the avoidance of doubt, the Annual Bonus program is not subject to the rules (including triggers, limits etc.) of the bonus program applicable to the employees/executive officers of Via Varejo.

vii. If the Employment Agreement is terminated without Cause, Employee will be entitled to the pro rata portion of his Annual Bonus, assuming the performance of the KPI achievement accumulated until the preceding month.

If the Employment Agreement is terminated for Cause, the Employee will not be entitled to the Annual Bonus for the relevant year.

viii. Employee shall take all actions in order to make timely filings of all reports required by Section 13(a) of the Securities Exchange Act of 1934 until such time as the Company is eligible to terminate its registration pursuant to Rule 12g-4 under the Securities Exchange Act of 1934.

7. Other Customary Covenants

7.1. **Non-compete:** during the term of the Employment Agreement and 2 years thereafter Employee shall not, without the prior written consent of Company and Buyer: engage in any activities (including providing services) that, as of the date of any termination, directly compete with Company and/or Via Varejo and/or its Affiliates, subject to standard and customary exceptions.

7.2. **Non-solicitation:** during the term of the Employment Agreement and 2 years thereafter, subject to customary exceptions.

7.3. **Confidentiality:** during the term of the Employment Agreement and 5 years thereafter, subject to customary exceptions.

7.4. **Intellectual Property:** The Company shall always be the sole owner, assignee or licensee of all engineering, product development, all trademarks, patents, utility models, inventions, copyright, corporate names, know how, domain names, designs and any other intellectual property rights developed by the Company and/or any executive during their time or earlier at the Company which relates to the Company's business. For the avoidance of doubt, any intellectual property developed by Employee in connection with any advisory role or angel investments unrelated to and that does not conflict with his work

for the Company shall not be subject to the provisions contained in this Section 7.4.

7.5. **D&O insurance:** The Company will provide the Employee with Directors & Officers insurance policies consistent with market and standard industry practice. The Employment Agreement will provide standard indemnification language in compliance with DE law and general industry standards.